Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-3/A No. 333-231412, Form S-3 No. 333-193899, Form S-8 Nos. 333‑152136, 333‑140182, 333‑183746 and 333‑216098) of Evolution Petroleum Corporation of our reports dated September 12, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Evolution Petroleum Corporation, which reports appear in the Form 10-K of Evolution Petroleum Corporation for the year ended June 30, 2019 (and express an unqualified opinion), and to the reference to our firm under the heading “Experts” in the Prospectuses, which are part of those Registration Statements.

/s/ Moss Adams LLP
Houston, Texas
September 12, 2019